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                                                                    EXHIBIT 99.1

[LOGO](R)

                           [SPEEDWAY MOTORSPORTS, INC](TM)

Media Contacts:  John Cardinale                    Leslie Davis
                 Public Relations                  Corporate Media Relations
                 Infineon Raceway                  Infineon Technologies North
                                                   America
                 707-938-8448 ext. 107             408-501-6790
                 jcardinale@infineonraceway.com    leslie.davis@infineon.com


       Infineon Technologies Acquires Naming Rights to Sears Point Raceway

  Speedway Motorsports Enters Into Long-Term Strategic Partnership With One Of
                   The World's Top Semiconductor Manufacturers

SONOMA, Calif. - June 22, 2002 - Sears Point Raceway, one of North America's most complete and versatile motorsports complexes, has been renamed Infineon Raceway as part of a long-term strategic partnership with Infineon Technologies (DAX/NYSE: IFX), one of the world's top semiconductor manufacturing companies. The new Infineon Raceway name and logo were unveiled today at a Winner's Circle press conference attended by senior executives of Speedway Motorsports (NYSE:
TRK), Infineon Technologies and Infineon representative Mario Andretti, who is serving as Grand Marshal of this weekend's Dodge/Save Mart 350 NASCAR Winston Cup event.

The agreement, which represents just the second major motorsports naming rights partnership in the country, provides a significant branding and marketing platform for Infineon Technologies, which is based in Germany and has its North American headquarters in nearby San Jose, Calif.

"Proximity to the business centers of the Silicon Valley and the San Francisco Bay Area, combined with first-class motorsports and conference facilities, make the new Infineon Raceway the perfect venue for a technology and communication company like Infineon," said Julian Hawkins, Vice President of Sales for Infineon Technologies North America Corp. "By using the facilities here to showcase our products to customers, partners and the general public, we gain both broad exposure and direct business-to-business marketing opportunities. This is a superb starting point for

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business development and customer relationship programs to grow our business in
North America."

"The Infineon brand embodies the fundamental qualities we associate with this new facility -- speed, performance and quality relationships with customers," said Steve Page, President and General Manager of the new Infineon Raceway. "We are very excited about this partnership and the potential it holds for both companies. We look forward to welcoming Infineon's guests from around the world to enjoy our racing and business facilities, and the unmatched ambiance of the Sonoma Valley."

Infineon Technologies, the second-largest European-headquartered semiconductor company, is a leader in chips for computer memory, wireless communications, broadband networking, security and smart cards, and automotive applications. The North American branding program is designed to build key customer relationships, improve recognition in the investment community and increase the company's overall visibility as the technology industry leader.

"Just as Sears Point Raceway features the world's highest performance racing cars, the Infineon Technologies product portfolio features integrated circuits that drive performance in a broad range of devices from cellular telephones to computers to cars," said Infineon's Hawkins. "The increased market visibility and customer outreach programs created here will play a strategic role in building our global customer base, since many new product design decisions are influenced by engineers and executive teams based in North America, regardless of where final manufacturing takes place."

The naming rights agreement comes at a time when the Sonoma, Calif. raceway is near completion on a $50 million modernization project that is transforming the facility into the country's premier motorsports and entertainment venue. The extensive remodeling includes new grandstand and terrace seating that afford great views of the twisting and challenging 2.52-mile and 2-mile road courses and championship quarter-mile drag strip.

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"We are delighted to welcome a world-class company like Infineon Technologies to the Speedway Motorsports family," said O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports Inc. "The investment we've made in this facility is meant to create a quality environment for our race fans and corporate partners. The relationship with Infineon extends this quality brand image. "

In addition to improved recognition for the Infineon brand, the Infineon Raceway partnership creates a new business meeting and customer event center for Infineon. The on-site Infineon Business Center is a year-round conference facility, and the new Infineon Tech Pavilion provides opportunities for the company and its customers to showcase products during each of the raceway's major events. In addition, Infineon may pass through specific contract elements, such as ad signage and event sponsorships, to its key customers and business partners.

"The rights agreement and raceway partnership is an extremely effective marketing and branding vehicle for Infineon," said Hawkins. "Measuring the value in advertising and promotional exposure alone, the annual value of the partnership to Infineon has been estimated at more than $60 million."

Two annual events will now include the company name in the event marquee. The annual American Le Mans Series event will be renamed the Infineon Grand Prix of Sonoma, and beginning in 2003, Infineon Raceway will host the Infineon Mountain Bike Challenge, a world-class competitive biking event.

"Many of Infineon's customers or target customers are already involved at the raceway as sponsors, amateur competitors or clients of the Russell Racing School, and the company's strong new presence here will help it develop and expand these relationships," said Tim Schuldt, Vice President of Marketing and Sales at Infineon Raceway. "We're happy that Infineon shares our vision for the facility and has joined us in this groundbreaking partnership."

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About Speedway Motorsports

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. SMI owns and operates the following premiere facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Lowe's Motor Speedway at Charlotte, Las Vegas Motor Speedway, Infineon Raceway and Texas Motor Speedway. The company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The company also owns Performance Racing Network, which broadcasts syndicated motorsports programming to over 750 stations nationwide. For more information, visit www.gospeedway.com.

About Infineon

Infineon Technologies AG, Munich, Germany, offers semiconductor and system solutions for applications in the wired and wireless communications markets, for security systems and smartcards, for the automotive and industrial sectors, as well as memory products. With a global presence, Infineon operates in the US from San Jose, CA, in the Asia-Pacific region from Singapore and in Japan from Tokyo. In the fiscal year 2001 (ending September), the company achieved sales of Euro 5.67 billion with about 30,700 employees worldwide. Infineon is listed on the DAX index of the Frankfurt Stock Exchange and on the New York Stock Exchange (ticker symbol: IFX). Further information is available at www.infineon.com

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